Exhibit 15.1


    Letter Regarding Unaudited Interim Financial Information


R&B Falcon Corporation:

We are aware that R&B Falcon Corporation has incorporated by reference in this registration statement on Form S-3, its Form 10-Q for the quarter ended March 31, 2000, which includes our report dated May 2, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of sections 7 and 11 of the Act.

/s/ARTHUR ANDERSEN LLP

Houston, Texas
June 15, 2000